UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 8, 2011
Date of Report (Date of earliest event reported)

TRILLIANT EXPLORATION CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-138332	90-0632972
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Eighth Avenue, Suite 401 New York, New York	10018
(Address of principal executive offices)	(Zip Code)

(212) 560-5195
Registrant’s telephone number, including area code

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

__________

SECTION 7. REGULATION FD

ITEM 7.01  REGULATION FD DISCLOSURE

Reverse Stock Split

On January 26, 2011, the Board of Directors of Trilliant Exploration Corporation, a Nevada corporation (the “Corporation”) pursuant to unanimous written consent resolutions authorized and approved a reverse stock split of one for every three hundred (1:300) of our total issued and outstanding shares of common stock (the “Reverse Stock Split”). On January 26, 2011,certain shareholders holding in the aggregate a majority of the total issued and outstanding shares of common stock of the Corporation pursuant to written consent resolutions authorized and approved the Reverse Stock Split. The Reverse Stock Split was effectuated based on market conditions and upon a determination by the Corporation’s Board of Directors that the Reverse Stock Split was in our best interests and those of the shareholders. Certain factors were discussed among the members of the Board of Directors concerning the need for the Reverse Stock Split, including: (i) current trading price of the Corporation’s shares of common stock on the OTC Bulletin Board and potential to increase the marketability and liquidity of the Corporation’s common stock; (ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios; and (iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets;

The Reverse Stock Split was effectuated on April 8, 2011 following the filing of the appropriate documentation with FINRA. The Reverse Stock Split decreased our total issued and outstanding shares of common stock from 186,231,500 to 620,772 shares of common stock. The common stock will continue to be $0.001 par value.

The Corporation’s trading symbol on the Over-the-Counter Bulletin Board will remain at “TTXPD”. The “D” will be removed twenty days from April 8, 2011.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01        Financial Statements and Exhibits

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

\Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILLIANT EXPLORATION CORPORATION
DATE: April 12, 2011	Name:	William Lieberman
	Title:	President/Chief Executive Officer